Exhibit 10.1

Membership Interest Purchase Agreement

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 4, 2021, by and among Angela Hein (“AH”), Heidi Brown (“HB”) and Creatd Partners, LLC, a Delaware limited liability company (“Buyer”). AH and HB are collectively referred to herein as “Sellers” and each, a “Seller.” Sellers and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Sellers collectively own 841,005 common units (the “Membership Interests”) of Plant Camp LLC, a Delaware limited liability company (the “Company”), which represents 66.4% of the issued and outstanding common units of the Company following a previous $175,000 investment by the Buyer dated as of June 1, 2021 pursuant to which the Buyer received 32.9% of the Company’s outstanding membership interests as reflected in the pre-money capitalization table set forth on Schedule III attached hereto; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01  Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), each Seller shall transfer, sell and convey to Buyer, and Buyer agrees to purchase from each Seller, those Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (each an “Encumbrance”) set forth opposite each Seller’s name on Schedule I hereto under the heading “Common Units Sold,” in consideration of the cash consideration set forth opposite such Seller’s name on Schedule I under the heading “Purchase Price.”

Section 1.02  Purchase Price. The aggregate purchase price for the Membership Interests shall be $300,000.00, to be allocated among the Sellers in accordance with Schedule I (the “Purchase Price”). Buyer shall pay the Purchase Price to Sellers at the Closing (as defined herein) in cash, by wire transfer of immediately available funds in accordance with each Seller’s wire transfer instructions.

Section 1.03  Closing The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) via the electronic exchange of documents and signatures. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 1.04  Working Capital Credit. Buyer shall be entitled to a credit in the event that there is a Material Deviation, as determined by the Buyer in Buyer’s reasonable discretion, between the Company’s actual working capital target figures on the Closing Date and any of the agreed-upon working capital target figures which are set forth on Schedule II hereto. Sellers acknowledge and agree that Sellers’ counsel shall refund to the Company any unused portions of the $20,000 retainer paid by the Company for legal services promptly following Closing. For purposes of this Agreement “Material Deviation” shall mean a ten percent (10%) decrease in the working capital figures detailed in Schedule II.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller hereby, jointly and severally, represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 2.01  Organization of the Company. The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. True, correct and complete copies of the Company’s Certificate of Formation and Limited Liability Company Agreement (collectively, the “Company’s Organizational Documents”) have been provided to Buyer.

Section 2.02  Capitalization. As of immediately prior to the Closing, the authorized and issued equity capital of the Company consists solely of 1,490,863 Common Units currently held by the Sellers and the other members of the Company in the amounts set forth on Schedule III hereto. Schedule III also reflects the authorized and issued equity capital of the Company, on a post-Closing basis, after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents (as hereinafter defined). All of such issued and outstanding membership units are validly issued, fully paid and free and clear of taxes, charges, Encumbrances and preemptive rights, and have been issued in compliance with all applicable laws. The Company has not granted or issued any options, convertible securities, warrants, phantom equity, equity appreciation rights, Encumbrances, anti-dilution provisions or commitments of any character relating to any of its equity other than as contemplated by this Agreement, and no person or entity has any right to purchase or acquire any such equity. There is no voting trust, voting agreement, proxy or other agreement or understanding to which the Company is a party with respect to the voting of the membership units of the Company.

Section 2.03  Financial Statements. True, correct and complete copies of the unaudited balance sheet and statements of operations, members’ equity and cash flows of the Company as of and for the fiscal year ended 2020 and the Company’s unaudited consolidated balance sheet and statements of operations, members’ equity and cash flows as of and for the three months ended March 31, 2021 have been provided to Buyer.

Section 2.04  Absence of Certain Changes.

(a)  Since March 31, 2021, the Company has not:

(i)  incurred any liabilities other than current liabilities incurred, or obligations under contracts entered into, in the ordinary course of business and for individual amounts not greater than $5,000.00, except for the retainer paid to Arvelo PLLC and the Promissory Note;

(ii)  sold, leased, assigned, licensed, abandoned, transferred or otherwise disposed of any of its assets, tangible or intangible (other than sales of inventory in the ordinary course of business and use of supplies in the ordinary course of business);

(iii)  permitted any of its assets, tangible or intangible to become subject to any Encumbrance;

(iv)   terminated or amended or suffered the termination or amendment of, other than in the ordinary course of business, or failed to perform in any material respect any of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

(v)  suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $50,000;

(vi)   made any loans to any employee, independent contractor, officer, member, or manager of the Company; or

(vii)  declared, set aside, or paid any distribution with respect to its members or their capital accounts.

Section 2.05  Authority of Seller; Enforceability.

(a)  Such Seller has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it as a condition to closing under Section 4.01 (the “Ancillary Documents”) and to carry out the terms hereof and thereof. This Agreement, the Ancillary Documents to which such Seller is a Party and each such other document and instrument to which such Seller is a Party, when duly executed and delivered by such Seller, will constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity.

(b)  The execution, delivery and performance by such Seller of this Agreement and each Ancillary Documents to which it is a party, and the performance of such Seller’s obligations hereunder and thereunder, do not and will not violate any provision of any applicable laws, regulations, orders, judgments or decrees, or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which such Seller is a party or by which such Seller is bound.

Section 2.06  No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in any violation, conflict with or constitute a default under the Company’s Organizational Documents or result in the creation or imposition of any Encumbrance on the Membership Interests. No consent, approval, waiver or authorization is required to be obtained by any Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 2.07  Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to such Seller’s knowledge, threatened against or by such Seller (a) relating to or affecting the Membership Interests; (b) relating to or affecting the Company or (c) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.08  Ownership of Membership Interests.

(a)  Such Seller is the sole legal, beneficial, record and equitable owner of the Membership Interests set forth opposite such Seller’s name on Schedule I, free and clear of any and all Encumbrances whatsoever.

(b)  The Membership Interests were issued in compliance with applicable laws. The Membership Interests were not issued in violation of the Company’s Organizational Documents or any other agreement, arrangement or commitment to which Seller or the Company is a Party and are not subject to or in violation of any preemptive or similar rights of any person or entity (each, a “Person”).

(c)  Other than the Company’s Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 2.09  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

Section 2.10  Non-Foreign Status. Such Seller is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2 and the Membership Interests do not constitute a United States real property interest.

Section 2.11  Taxes. All of the following statements are true and accurate: (a) all tax returns (including information returns) required to be filed on or before the Closing Date by the Company have been timely filed except for the Company’s 2020 tax returns which are on extension until September 15, 2021, (b) all such tax returns are true, complete and correct in all respects, (c) all taxes due and owing by the Company (whether or not shown on any tax return) have been timely paid, (d) all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid, and (e) there are no pending or threatened actions by any taxing authority.

Section 2.12  Employees. All compensation and bonuses due and owing to any employee or contractor of the Company as of the Closing Date have been paid in full. The Company is not a party to, nor otherwise bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. No employee has terminated or threatened to terminate his or her employment with the Company, or given notice of such termination, and Sellers have no reason to believe that any employee intends to terminate his or her employment with Company. The Company has never received a (i) “no match letter” from the U.S. Social Security Administration, or (ii) written notice from the Department of Homeland Security that the immigration status or employment authorization documentation presented or referenced by an employee as proof of work authorization is assigned to another individual.

Section 2.13  Intellectual Property. Except with respect to formulas for cheese and pasta ingredients, the Company owns the entire right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license the Company’s trade name, website and all of the other intellectual property that it uses in connection with its business (the “Intellectual Property”). The conduct of the Company’s business, and the Company’s products, processes and services, have not infringed upon the intellectual property rights of any Person. To the knowledge of Sellers, no Person has infringed or otherwise violated, or is currently infringing or otherwise violating, any Intellectual Property. There are no pending or, to the knowledge of Sellers, threatened proceedings (a) challenging the validity, enforceability or ownership of any of the Intellectual Property or the Company’s rights with respect thereto, or (b) alleging any infringement, misappropriation or other violation of the intellectual property of any Person by the Company.

Section 2.14  Bank Accounts. All of the following information regarding the Company’s bank accounts have been provided to the Buyer: (a) the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts, and the names of all Persons authorized to make withdrawals therefrom, (b) all credit cards and revolving credit accounts in the name of the Company or used in the Company’s business, (c) the location of all lock boxes, P.O. boxes and safe deposit boxes maintained by the Company, together with the names of the Persons authorized to have access thereto, and (d) any powers of attorney granted by the Company.

Section 2.15  Compliance with Legal Requirements; Governmental Authorizations. The Company has at all times been in material compliance with each law or requirement that is or was applicable to it or the conduct of its business or the ownership or use of any of its assets. To the Company’s knowledge it has all licenses, permits or other governmental authorization (each, a “Governmental Authorization”) that are required for the Company to conduct its business or to own or use any of its assets. Each Governmental Authorization listed is valid and in full force and effect. The Company has not received any notice or other communication from any Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Governmental Authorization or applicable law or requirement.

Section 2.16  Material Contracts. Sellers have delivered to Buyer a true, complete and correct copy of, each of the following contracts (the “Material Contracts”) that are: (a) involving the performance of services, delivery of goods or materials, or payments by or to the Company in excess of $5,000.00, (b) affecting the ownership, lease, or use of any real or personal property (including the Leases), (c) containing covenants that in any way purport to restrict the right of the Company (or any other Person for the Company’s benefit) to engage in any business activity, compete with any Person, or enter into (or solicit) a business relationship with any Person, or (d) that is otherwise material to the conduct of the Company’s business. Each Material Contract is in full force and effect, and is valid and enforceable in accordance with its terms. Neither the Company nor, to the knowledge of Sellers, any other party is or has been in breach of any Material Contract, and no event or circumstance has occurred or exists that (with or without notice or lapse of time) could result in a breach of any Material Contract, result in the creation of any Encumbrance affecting the Company or its assets or give the Company any other party to any Material Contract the right to cancel, terminate or modify such Material Contract. The Company has not given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential breach of any Material Contract or any intention to cancel, terminate or modify any Material Contract.

Section 2.17  Insurance. The assets and business of the Company are adequately insured under the various policies of insurance, each of which is currently, and will be after the Closing Date, in full force and effect without modification. The Company has timely paid all premiums due and payable with respect to each such policy and no additional premiums are due as of the Closing Date. Sellers have provided Buyer with complete and correct copies of all such policies, and no policy has been modified since such copies were provided to Buyer. The Company has not received any notice of cancellation or non-renewal with respect to (or disallowance of, or reservation of rights with respect to, any claim under) any such policies.

Section 2.18  Full Disclosure. No representation or warranty by such Seller in this Agreement or any Ancillary Document, certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01  Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the applicable Ancillary Documents, to carry out its obligations and to consummate the transactions contemplated hereby and thereby and have been duly authorized on the part of Buyer. This Agreement and the Ancillary Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation or operating agreement of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby.

Section 3.03  Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.05  Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE IV
Closing Deliveries

Section 4.01  Sellers’ Deliveries. At the Closing, each Seller shall deliver to Buyer the following:

(a)  a membership interest transfer power, in the respective forms collectively attached hereto as Exhibit A (the “Transfer Power”), executed by such Seller.

(b)  duly executed counterparts to the Second Amended and Restated Operating Agreement of the Company, in substantially the same form as that attached hereto as Exhibit B (the “A&R Operating Agreement”).

(c)  a letter of resignation of such Seller effecting the resignation of such Seller from any and all positions or offices of management or authority of the Company.

(d)  A certification meeting the requirements of Treasury Regulations Section 1.1446(f)-2(b)(2) to the effect that such Seller is not a foreign person within the meaning of Section 1446(f) of the Internal Revenue Code of 1986, as amended (“Code”), duly executed by the Seller and in form and substance reasonably satisfactory to the Buyer.

(e)  a duly executed copy of that certain draft promissory note attached hereto as Exhibit C (the “Promissory Note”), which draft Promissory Note has been previously provided to the Sellers and the Company.

Section 4.02  Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Sellers:

(a)  The Purchase Price.

(b)  the A&R Operating Agreement, executed by Buyer.

ARTICLE V
Tax Matters

Section 5.01  Allocation of Company Income and Loss. Buyer and Sellers shall ensure that the Company allocate all items of Company income, gain, loss, deduction or credit attributable to the Membership Interests for the taxable year of the Closing based on a closing of the Company’s books as of the Closing Date.

Section 5.02  Section 754 Election. Buyer and Sellers shall cooperate with each other in good faith to ensure that the Company makes an election under Section 754 of the Code.

Section 5.03  Tax Audit Procedures. Buyer and Sellers shall ensure that the Company (a) not elect into the partnership audit procedures enacted under Section 1101 of the Bipartisan Budget Act of 2015 (“BBA Procedures”) for any tax year beginning before January 1, 2018; (b) annually opt-out of the BBA Procedures for tax years beginning on or after January 1, 2018 pursuant to Section 6221(b) of the Code; and (c) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures and in which it receives a notice of final partnership adjustment, to timely elect the alternative procedure under Section 6226 of the Code.

ARTICLE VI
POST-CLOSING COvenants

Section 6.01  Non-Competition; Non-Solicitation.

(a)  Neither Seller shall, directly or indirectly, (i) for a period of thirty (30) months commencing on the Closing Date with respect to the manufacture, sale, marketing or distribution of macaroni and cheese products and for a period of one (1) year commencing on the Closing Date with respect to the manufacture, sale, marketing or distribution of pancake, granola bars and any other products which are being manufactured, marketed, sold and distributed by the Company as of the Closing Date (collectively, the “Restricted Period”), engage in or assist others in engaging in the manufacture, sale, marketing or distribution of the aforementioned products (collectively, the “Business”) in the United States and Canada (the “Territory”); (ii) obtain or maintain any interest in any entity that engages directly in the Business in the Territory in any active capacity, including as a partner, employee, principal, agent, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit either Seller from owning, directly or indirectly, solely as an investment, less than three percent (3%) of the issued and outstanding securities of any entity traded on any national securities exchange.

(b)  During the period one (1) year from the Closing Date, neither Seller shall, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 6.01(b) shall be construed so as to prevent either Seller from hiring (i) any employee whose employment has been terminated by the Company or Buyer for cause or (ii) after one hundred eighty (180) business days from the date of termination of employment, any employee whose employment has been terminated by such employee.

(c)  During the period one (1) year from the Closing Date, neither Seller shall, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

Section 6.02  Sellers acknowledge that a breach or threatened breach of any of the covenants set forth in Section 6.01 of this Agreement would give rise to irreparable harm to Buyer and the Company, for which monetary damages would be an inadequate remedy. Sellers further acknowledge and agree that, if either Seller breaches or threatens a breach of the covenants set forth in Section 6.01 of this Agreement, Buyer shall, in addition to all other rights and remedies available to it at law, be entitled to injunctive relief in addition to any other equitable relief that may be available to it from a court of competent jurisdiction.

Section 6.03  Seller acknowledges that the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 6.01 should be adjudicated by a court of competent jurisdiction to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then such court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum of any such limitations permitted by applicable law. The covenants contained in Section 6.01 and each provision of this Article VI are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04  Post-Closing Cooperation. Sellers shall each assist the Buyer in operating the Company by making introductory phone calls on an as-needed basis with a cap of five (5) working hours per week during the fifteen (15) day period after the Closing on an as-needed basis, or until such time as Sellers have completed all of the introductory phone calls with those parties listed on Schedule IV to the reasonable satisfaction of Buyer’s Chief Executive Officer or his designee (such period, the “Transition Period”). Sellers shall not receive any compensation for providing services to the Company during the Transition Period as the provision of such services is part of the benefits that the Buyer is receiving in return for the Purchase Price.

Section 6.05  Confidentiality. Neither the Sellers, the Buyer nor the Company will disclose the terms of this Agreement to any person other than Buyer’s and the Company’s officers and employees who need to know such terms as well as their respective accountants and attorneys, and in the case of the Buyer its parent company, Created, Inc., and the officers and employees of Creatd, Inc. who need to know such terms (each, a “Permitted Disclosee”) without the written consent of the other party and agrees that any Permitted Disclosee shall be bound by written obligations of confidentiality with the relevant party for a period of five (5) years measured from the Closing Date or, for any trade secrets, for any such longer period of time as the trade secrets may be protected as such under applicable law. Notwithstanding the foregoing provision, nothing in this Agreement shall restrict or prohibit Created, Inc. from fulfilling its public company reporting obligations and other legal obligations, nor shall it prohibit the Buyer from making a public announcement regarding the transactions contemplated hereby, provided that the bare minimum information regarding the Purchase Price (i.e., no disclosure or the limited information about the Purchase Price necessary to comply with any reporting and other legal obligations) shall be reported to the public. The nondisclosure agreements between Creatd, Inc., the Sellers and the Buyer and between the Company and the Buyer shall remain in full force and effect and shall be incorporated herein by reference.

Section 6.06  Non-disparagement. The Parties and Creatd, Inc., as well as its businesses and respective employees, officers, and directors, hereby agree and covenant that they shall not at any time make, publish, or communicate to any Person or in any public forum any defamatory, maliciously false or disparaging remarks, comments, or statements concerning (with respect to the Buyer), the Sellers, (or with respect to the Sellers), the Buyer, the Company, Creatd, Inc. or its businesses, or any of their respective employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

Section 6.07  Name and Likeness. The Buyer and its affiliates (including Creatd, Inc.) shall, before the end of 30 days from the Closing Date, remove the names, images, and likenesses of each of the Sellers and their children from Company packaging, marketing materials, and website and not use them thereafter without express written consent from Angela Hein, for her children and herself, and Heidi Brown, for her children and herself. Nothing in this Section shall prohibit the Buyer and the Company from selling off any existing inventory of the products it is receiving on the Closing Date, even if such names and likenesses are still on such products, provided that the existing inventory shall be sold off within a commercially reasonable period of time after the Closing Date.

Section 6.08  Release. In consideration for entering into this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby releases the other Party and the other Party’s members, managers, directors, officers, shareholders, employees, independent contractors, subsidiaries, affiliates, parent companies, successors and assigns, including but not limited to Creatd, Inc. and Created, Inc. hereby releases the Sellers, from any and all liability, claims, damages, causes of action or any other form of legal or equitable relief (collectively, the “Claims”) from (i) all potential claims arising before the date of this Agreement and (ii) all potential claims that have been, could have been or in the future might be asserted in any way arising out of or relating to this Agreement, as well as the schedules and exhibits attached hereto, and the transactions contemplated hereby, except with respect to any Claims arising out of or related to the representations, warranties, covenants and obligations of any Party pursuant to this Agreement.

ARTICLE VII
Indemnification

Section 7.01  Survival of Representations and Covenants. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of twelve (12) months.

Section 7.02  Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, members, managers, officers and employees from and against:

(a)  all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of a Seller contained in this Agreement or any document to be delivered hereunder;

(b)  any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)  the amount of any imputed underpayment (as described in Section 6225 of the Code) imposed on the Company and allocable to a Seller or attributable to the Membership Interests during taxable years, or portions thereof, when such Seller owned the applicable Membership Interests (the “Seller Ownership Period”), or any other income tax assessment imposed on the Company under any similar provision of state or local law and allocable to the Seller or attributable to the Membership Interests during the Seller Ownership Period.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall defend, indemnify and hold harmless Sellers and their respective stockholders, directors, members, managers, officers and employees from and against all Losses arising from or relating to:

(a)  any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 7.04  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.05  Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Sellers contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 7.06  Cumulative Remedies. The rights and remedies provided in this Article VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII
Miscellaneous

Section 8.01  Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 8.02  Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 8.03  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.03):

If to a Seller: with a copy to:	At the addresses appearing below such Seller’s name on Schedule I.
Arvelo, PLLC 119 Nueces St. 2nd Floor Austin, TX 78701 ATTN: Frankie Arvelo, Esq. Facsimile: 737-600-8214 Email: frankie@arvelopllc.com
If to Buyer:	Creatd Partners, LLC 2050 Center Avenue - #640 Fort Lee, NJ 07024 ATTN: Chelsea Pullano Facsimile: (201) 608-7536 Email: chelsea@creatd.com
with a copy to:	Brody Wilkinson PC 2507 Post Road Southport, CT 06890 ATTN: Thomas J. Walsh, Jr., Esq. Facsimile: (203) 254-1772 Email: twalsh@brodywilk.com

Section 8.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify the Agreement so as to effectuate the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06  Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits, the statements in the body of this Agreement will control.

Section 8.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.08  No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09  Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 8.10  Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule with respect to any claims initiated by one or both of the Sellers against the Company or Buyer. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule with respect to any claims initiated by the Company or Buyer against one or both of the Sellers.

Section 8.12  Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby claims that is initiated by one or both of the Sellers against the Company or Buyer shall be instituted in the state or federal courts of the State of New Jersey in each case located in the county of Bergen and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby claims that is initiated by the Company or Buyer against one or both of the Sellers shall be instituted in the state or federal courts of the State of Texas in each case located in the county of Travis and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 8.13  Litigation Expenses. The prevailing Party or Parties in any legal action arising out of or related to this Agreement shall be entitled to an award of his, her or its expenses, including but not limited to costs of suit and reasonable attorneys’ fees, from the non-prevailing Party or Parties.

Section 8.14  Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.15  Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.16  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.17  Knowledge. For purposes of this Agreement, “knowledge” of a Party and any similar phrases shall mean the actual of any director or officer of such Party, after due inquiry.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SELLERS:

/s/ Angela Hein
Angela Hein

/s/ Heidi Brown
Heidi Brown

BUYER:

CREATD PARTNERS, LLC

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

CREATD, INC.: (with respect to the obligations of Creatd, Inc. which are set forth in Sections 6.05 through and including Section 6.08 only)

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

SCHEDULE I

MEMBERSHIP INTERESTS; PURCHASE PRICE ALLOCATION

[Sch. I]

SCHEDULE II

WORKING CAPITAL TARGET FIGURES

[Sch. II]

SCHEDULE III

CAPITALIZATION

[Sch. III]

SCHEDULE IV

Introductory Phone Call Party List

[Sch. IV]

EXHIBIT A

Forms of Transfer Power

[Ex. A]

EXHIBIT B

A&R Operating Agreement

(See attached)

[Ex. B]

EXHIBIT C

Promissory Note

[Ex. C]